                                                              EXHIBIT 99.1



                                                                NATIONWIDE
                                                                FINANCIAL

INVESTOR CONTACT:
Kevin G. O'Brien
AVP, Investor Relations
614 677-5331

MEDIA CONTACT:
Bryan Haviland
Public Relations Officer
614 677-7767

APRIL 30, 2002

                   NATIONWIDE FINANCIAL REPORTS FIRST QUARTER
                      OPERATING EARNINGS PER SHARE OF $0.84

 PRIVATE SECTOR PENSION SALES SURGE 15% TO A RECORD $1.5 BILLION IN THE QUARTER

COLUMBUS, OHIO-- Nationwide Financial Services, Inc. (NYSE: NFS), a leading provider of personalized long-term savings and retirement products, today reported results for the first quarter 2002. Highlights include the following:

     o Net operating income, which excludes after-tax net realized investment gains/losses, was $108.7 million or $0.84 per diluted share for the first quarter. Net operating income for the first quarter 2001 was $115.1 million or $0.89 per diluted share.

     o Effective January 1, 2002, the Company adopted SFAS 142, the new accounting standard that eliminates amortization of goodwill. Net operating income for the first quarter of 2001 included goodwill amortization expense of $2.9 million.

     o Net income for the quarter was $105.9 million or $0.82 per diluted share, compared to net income of $107.7 million or $0.83 per diluted share reported a year ago. Included in the current quarter net income were net realized losses on investments of $2.8 million, compared to $2.6 million of net realized losses on investments a year ago.

     o Operating revenues of $816.9 million for the first quarter improved 1 percent compared to $806.1 million reported a year ago.

     o Total sales of $4.4 billion in the quarter increased 4 percent compared to the prior year and 11 percent compared to the fourth quarter of 2001. Sales through wirehouse and regional firms increased 37 percent compared to a year ago while financial institution sales increased 31 percent, posting $1 billion in quarterly sales for the first time. The independent broker dealer channel also reported improved sales in the quarter, with sales increasing 3 percent compared to a year ago and 21 percent compared to the fourth quarter of 2001.

     o Operating return on average equity was 13.2 percent for the quarter, compared to 15.7 percent a year ago and 12.7 percent in the fourth quarter of 2001.

                                     -more-


Insurance o Financial Services o On Your Side              One Nationwide Plaza
                                                        Columbus, OH 43215-2220
                                                    www.nationwidefinancial.com

NFS REPORTS FIRST QUARTER 2002 EARNINGS -- 2

"The first quarter results reflect solid operating performance, particularly in our private sector pension business" said W.G. Jurgensen, chairman and chief executive officer. "During the quarter we made important progress on improving the fundamental strength of our product portfolio, service capabilities and distribution breadth which will enhance our competitive position and improve our outlook for long-term growth and value creation."

SEGMENT RESULTS

Nationwide Financial reports its results in four business segments: individual annuity, institutional products, life insurance, and asset management. A discussion of the results for each segment follows.

                               INDIVIDUAL ANNUITY

     o Pre-tax operating earnings were $53.3 million for the quarter, compared to $60.5 million reported a year ago

     o Operating revenues increased 7 percent in the quarter, to $288.3 million, compared to $269.9 million in the previous year

     o Net flows, or deposits less withdrawals, of $627.8 million in the quarter increased 9 percent compared to $577.0 million reported a year ago

     o Total account values ended the quarter at $43.1 billion, 8 percent higher than a year ago

Pre-tax operating earnings declined 12 percent from the prior year as increased spread income was offset by lower policy charges and higher operating expenses. Although interest spread was marginally lower than a year ago at 203 basis points in the current quarter versus 210 basis points a year ago, spread income surged $10.5 million compared to a year ago driven by a rapidly growing block of individual fixed annuities. Policy charges were $8.6 million lower in the current quarter driven by average separate account values that were 5 percent lower than a year ago. In addition, lower surrender fees from improved retention also contributed to the decline in policy charges. The increase in general operating expenses compared to a year ago is the result of a growing customer base and was partially offset by lower amortization of policy acquisition costs. Operating margins, as measured by return on average account values, of 50 basis points was level with the prior quarter and below the 57 basis points reported a year ago.

Total individual annuity sales of $1.8 billion in the quarter were 7 percent higher than a year ago and 10 percent lower on a sequential basis. The continued volatility of the equity markets adversely impacted individual variable annuity sales during the quarter, as sales declined 7 percent compared to a year ago and 10 percent on a sequential basis. Market appetite for fixed products remained very strong, as fixed annuity sales of $563.5 million were 58 percent higher than a year ago.

                                     -more-

Insurance o Financial Services o On Your Side              One Nationwide Plaza
                                                        Columbus, OH 43215-2220
                                                    www.nationwidefinancial.com

NFS REPORTS FIRST QUARTER 2002 EARNINGS -- 3

"The continued success of our fixed annuity business demonstrates the power of our broad product portfolio and diversified distribution platform," said Joseph
J. Gasper, president and chief operating officer. "In addition, over the last several months we have introduced a number of new variable annuity products targeted at specific market niches or channels that we expect to have a positive impact on sales and our market position during the balance of the year."

                             INSTITUTIONAL PRODUCTS

     o Pre-tax operating earnings were $55.2 million, compared to $53.1 million a year ago

     o Operating revenues of $266.6 million were down 6 percent compared to a year ago

     o Net flows, or deposits less withdrawals, of $365.4 million in the quarter declined compared to $438.0 million reported a year ago

     o Account values totaled $51.1 billion at quarter end, up from $47.9 billion a year ago

Pre-tax operating earnings of $55.2 million were 4 percent higher than a year ago as significant growth in spread and other income was offset by lower policy charges and higher operating expenses. Interest spread income was $9.5 million higher in the quarter driven by both higher average general account values and improved spread. The increase in average account values was lead by growth in the medium-term note program which issued $575 million in notes during the quarter. Interest spread improved to 210 basis points in the quarter, compared to 195 basis points a year ago as effective crediting rate management more than offset lower yields on account values. The increase in other income is attributed to fee growth from trust sold private sector pension plans, which now account for 38 percent of sales compared to just 18 percent a year ago. Policy charges were lower in the quarter, similar to individual annuities, as average separate account values were 11 percent lower than the prior year. The increase in general operating expenses was partially offset by a decline in amortization of policy acquisition costs. Operating margins, as measured by return on average account values, of 44 basis points was level with a year ago and improved 3 basis points from the fourth quarter of 2001.

Total sales for the segment were $2.1 billion in the quarter, a 29 percent increase sequentially and 7 percent higher than a year ago. Private sector pension plan sales of $1.5 billion improved 15 percent from a year ago as growth was aided by the sales of two large plans during the first quarter. Sales of public sector pension plans declined 9 percent from a year ago and 8 percent sequentially, driven by lower recurring premium from cases lost in 2001.

                                     -more-

Insurance o Financial Services o On Your Side              One Nationwide Plaza
                                                        Columbus, OH 43215-2220
                                                    www.nationwidefinancial.com

NFS REPORTS FIRST QUARTER 2002 EARNINGS -- 4


"Our private sector pension business had a tremendous quarter, expanding its market position," added Gasper. "We've built a unique business model around low cost, diverse distribution, market leading technology and a focus on the small case market, creating a competitive advantage that's hard to beat."

                                 LIFE INSURANCE

     o Pre-tax operating earnings were $40.7 million in the quarter, compared to $52.1 million reported a year ago

     o Operating revenues of $214.8 million increased 1 percent, compared to $212.9 million in the prior year

     o Life insurance in-force of $72.6 billion grew 9 percent over the prior year

     o Total life insurance policy reserves increased 16 percent to $8.5 billion


Pre-tax operating earnings declined 22 percent from the record quarter reported a year ago, as reduced earnings from investment life lead the decline. In investment life, moderately higher policy charges were more than offset by adverse mortality and moderately lower spreads. The increase in policy charges is attributable to a growing block of business, as insurance in-force increased 16 percent to $40.2 billion at quarter end. Higher than normal mortality experience reduced current period earnings by approximately $5 million, as claims in both individual and corporate-owned life insurance increased. Lower general operating expenses, the result of efficiencies gained from our sales and underwriting process redesign, helped offset the impact of adverse mortality.

Total life insurance sales declined 13 percent to $501.0 million in the quarter, as lower investment life sales offset a slight improvement in production of traditional/universal life. Similar to individual variable annuities, the volatile equity markets have impacted demand for variable life products as sales declined 10 percent from a year ago. Although corporate-owned life insurance products sales more than doubled on a sequential basis; sales were 17 percent lower than a year ago. Sales of traditional/universal products improved 2 percent from a year ago.

                                ASSET MANAGEMENT

     o Pre-tax operating earnings of $6.4 million were significantly higher than the $1.4 million reported a year ago

     o Operating revenues of $35.4 million increased 17 percent compared to the prior year

     o Net flows of $1.0 billion in the quarter increased sharply compared to the fourth quarter net outflows of $2.1 billion.

     o Assets under management increased 7 percent from a year ago, to $25.8 billion

                                     -more-

Insurance o Financial Services o On Your Side              One Nationwide Plaza
                                                        Columbus, OH 43215-2220
                                                    www.nationwidefinancial.com

NFS REPORTS FIRST QUARTER 2002 EARNINGS -- 5

Pre-tax operating earnings of $6.4 million were more than four times higher than a year ago, driven by higher operating revenues and aggressive expense management. Operating revenues increased 17 percent due to higher investment advisory fees from increased assets under management and an investment securitization transaction that generated $3.1 million in fees. Net flows of $1.0 billion included $600 million related to a large stable value case added during the quarter.

BALANCE SHEET

Total assets at March 31, 2002 were $93.2 billion, an increase of 1 percent from $92.0 billion at year-end 2001. Included in the current period total assets were $60.2 billion in assets underlying variable annuities and variable life products held in separate accounts, an improvement from $59.6 billion at year-end 2001.

Shareholders' equity was $3.5 billion, or $26.89 per share, at March 31, 2002 compared to $3.4 billion, or $26.71 per share, at year-end 2001. Excluding other comprehensive income, shareholders' equity was $25.86 per share at March 31, 2002 versus $25.14 per share at year-end 2001.

BUSINESS OUTLOOK

The following statements are forward-looking, based on current business conditions, and do not consider any potential financial impact from the previously announced transaction with Provident Mutual Life Insurance Company.

Due to the inherent difficulty in forecasting the short-term performance of the equity markets, as measured by the S&P 500, and the related performance of our separate account assets, the information provided below incorporates a range of possible results that intend to illustrate the sensitivity of our revenue and earnings to the ultimate performance of the equity markets. To the extent that actual equity market performance varies from that assumed in the illustration below, our results will vary accordingly.

     o For the full year 2002, should the equity markets and the related performance of our separate account assets achieve a return of 0 to 8 percent, earned evenly throughout the year, operating earnings per share should be within a range of $3.35 to $3.50.

     o Utilizing the same equity market assumptions noted above, revenue growth should be within a range of 5 to 7 percent and return on equity should be within a range of 12 to 13 percent for the full year 2002.

     o Consistent with the realization of certain tax minimization strategies, our effective tax rate is expected to be approximately 26 percent for the full year 2002.

                                     -more-

Insurance o Financial Services o On Your Side              One Nationwide Plaza
                                                        Columbus, OH 43215-2220
                                                    www.nationwidefinancial.com

NFS REPORTS FIRST QUARTER 2002 EARNINGS -- 6


The Company's ability to meet the indicated outlook is subject to the factors described in the forward-looking information section below. Prior to the start of the quiet period, investors can continue to rely on the earnings release and web site as Nationwide Financial's expectations on matters covered, unless the Company publishes a notice stating otherwise.

EARNINGS CONFERENCE CALL

Management of Nationwide Financial will host a conference call on MAY 1, 2002 AT 11:00 AM ET to discuss first quarter earnings. To listen to the call, dial (712) 257-2788 and enter conference code NFS. The call also will be broadcast live over the internet with a link available on the Company's web site. For those unable to listen to the call live, an audio archive and transcript will be available on the Company's web site within 48 hours following the call.

QUIET PERIOD

Toward the end of each quarter, Nationwide Financial has a quiet period when it no longer publishes or updates its current outlook, and Company representatives will not comment concerning the Company's financial results or expectations. The quiet period will extend until the day when Nationwide Financial's next earnings release is published. For the second quarter of 2002, the quiet period will be JULY 8, 2002 through JULY 29, 2002.

Columbus-based Nationwide Financial is the holding company for the retirement savings operations of Nationwide, which owns 81.3 percent of the outstanding common shares of Nationwide Financial. The major operating subsidiary of Nationwide Financial is Nationwide Life Insurance Company, the country's 7th largest life insurer based on admitted assets. To obtain investor materials, including the Company's 2001 summary annual report, Form 10-K and other corporate announcements, please visit our web site at www.nationwidefinancial.com.



                                     -more-

Insurance o Financial Services o On Your Side              One Nationwide Plaza
                                                        Columbus, OH 43215-2220
                                                    www.nationwidefinancial.com

NFS REPORTS FIRST QUARTER 2002 EARNINGS -- 7


FORWARD LOOKING INFORMATION

The information included herein contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the results of operations and businesses of the Company. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward-looking statements include, among others, the following possibilities: (i) Nationwide Corporation's control of the Company through its beneficial ownership of approximately 97.7 percent of the combined voting power of all the outstanding common stock and approximately 81.3 percent of the economic interest in the Company; (ii) the Company's primary reliance, as a holding company, on dividends from its subsidiaries to meet debt payment obligations and the applicable regulatory restrictions on the ability of the Company's subsidiaries to pay such dividends;
(iii) the potential impact on the Company's reported net income that could result from the adoption of certain accounting standards issued by the FASB;
(iv) tax law changes impacting the tax treatment of life insurance and investment products; (v) the repeal of federal estate tax; (vi) heightened competition, specifically including the intensification of price competition, the entry of new competitors and the development of new products by new and existing competitors; (vii) adverse state and federal legislation and regulation, including limitations on premium levels, increases in minimum capital and reserves, and other financial viability requirements; (viii) failure to expand distribution channels in order to obtain new customers or failure to retain existing customers; (ix) inability to carry out marketing and sales plans, including, among others, development of new product and/or changes to certain products and acceptance of the new and/or revised products in the market; (x) changes in interest rates and the capital markets causing a reduction of investment income and/or asset fees, reduction in the value of the Company's investment portfolio or a reduction in the demand for the Company's products; (xi) general economic and business conditions which are less favorable than expected; (xii) competitive, regulatory or tax changes that affect the cost of, or demand for the Company's products; (xiii) unanticipated changes in industry trends and ratings assigned by nationally recognized rating organizations, and (xiv) inaccuracies in assumptions regarding future persistency, mortality, morbidity and interest rates used in calculating reserve amounts.

                                      -30-

Insurance o Financial Services o On Your Side              One Nationwide Plaza
                                                        Columbus, OH 43215-2220
                                                    www.nationwidefinancial.com

              EXHIBIT 1 TO FIRST QUARTER 2002 EARNINGS ANNOUNCEMENT



NATIONWIDE FINANCIAL SERVICES, INC.
CONSOLIDATED INCOME STATEMENTS

                                                                       QUARTERS ENDED
                                                                          MARCH 31,
($ in millions, except for per share data)                          2002              2001
                                                                  ---------         ---------
REVENUES
  Policy charges                                                  $   256.9         $   267.9
  Life insurance and immediate annuity premiums                        60.7              63.9
  Net investment income                                               443.8             426.2
  Other income                                                         55.5              48.1
                                                                  ---------         ---------
    TOTAL OPERATING REVENUES                                          816.9             806.1
                                                                  ---------         ---------
BENEFITS AND EXPENSES
  Interest credited                                                   297.8             302.2
  Life insurance and annuity benefits                                  72.5              65.0
  Policyholder dividends                                               11.7              10.5
  Amortization of deferred policy
    acquisition costs                                                  84.8              94.2
  Other operating expenses                                            186.2             162.9
  Interest expense on debt and trust securities                        16.7              14.1
                                                                  ---------         ---------
    TOTAL BENEFITS AND EXPENSES                                       669.7             648.9
                                                                  ---------         ---------

OPERATING INCOME BEFORE FEDERAL INCOME TAX EXPENSE                    147.2             157.2

Federal income tax expense                                             38.5              42.1
                                                                  ---------         ---------
NET OPERATING INCOME                                                  108.7             115.1


Net realized losses on investments, hedging
  instruments, and hedged items, excluding
  securitizations, net of taxes                                        (2.8)             (2.6)

Cumulative effect of adoption of accounting principles,
  net of tax                                                           --                (4.8)
                                                                  ---------         ---------
NET INCOME                                                        $   105.9         $   107.7
                                                                  =========         =========

DILUTED EARNINGS PER SHARE
NET OPERATING INCOME                                              $    0.84         $    0.89
Net realized losses on investments, hedging instruments,
  and hedged items, excluding securitizations,
  net of taxes                                                        (0.02)            (0.02)

Cumulative effect of adoption of accounting principles,
  net of tax                                                           --               (0.04)
                                                                  ---------         ---------
NET INCOME                                                        $    0.82         $    0.83
                                                                  =========         =========

WEIGHTED AVERAGE SHARES OUTSTANDING
  Basic                                                               128.9             128.8
                                                                  =========         =========
  Diluted                                                             129.2             129.1
                                                                  =========         =========


Insurance o Financial Services o On Your Side              One Nationwide Plaza
                                                        Columbus, OH 43215-2220
                                                    www.nationwidefinancial.com

              EXHIBIT 2 TO FIRST QUARTER 2002 EARNINGS ANNOUNCEMENT


NATIONWIDE FINANCIAL SERVICES, INC.
CONSOLIDATED BALANCE SHEETS

                                                            MARCH 31,          DECEMBER 31,
($ in millions, except for per share data)                    2002                2001
                                                          ------------         ------------
ASSETS
Investments:
  Fixed maturity securities, at fair value                $   19,312.5         $   18,548.3
  Equity securities, at fair value                               152.6                150.5
  Mortgage loans on real estate, net                           7,222.2              7,113.1
  Real estate, net                                               167.8                172.0
  Policy loans                                                   600.7                592.7
  Other long-term investments                                    118.4                125.0
  Short-term investments                                         812.1              1,112.8
                                                          ------------         ------------
    TOTAL INVESTMENTS                                         28,386.3             27,814.4
Cash and cash equivalents                                         61.9                 65.0
Accrued investment income                                        321.8                309.7
Deferred policy acquisition costs                              3,337.4              3,213.7
Other assets                                                     973.7                911.4
Assets held in separate accounts                              60,164.3             59,646.7
                                                          ------------         ------------
               TOTAL ASSETS                               $   93,245.4         $   91,960.9
                                                          ============         ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
  Future policy benefits and claims                       $   26,435.2         $   25,491.6
  Short-term debt                                                279.9                100.0
  Other liabilities                                            2,003.2              2,382.3
  Senior debt                                                    597.1                597.0
  Liabilities related to separate accounts                    60,164.3             59,646.7
                                                          ------------         ------------
    TOTAL LIABILITIES                                         89,479.7             88,217.6
                                                          ------------         ------------

Company-obligated mandatorily-redeemable capital
   and preferred securities of subsidiary trusts                 300.0                300.0
                                                          ------------         ------------
Shareholders' equity:
  Class A common shares                                            0.2                  0.2
  Class B common shares                                            1.0                  1.0
  Additional paid-in capital                                     647.4                646.5
  Retained earnings                                            2,690.0              2,598.8
  Accumulated other comprehensive income                         132.0                202.5
  Other                                                           (4.9)                (5.7)
                                                          ------------         ------------
    TOTAL SHAREHOLDERS' EQUITY                                 3,465.7              3,443.3

                                                          ------------         ------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                $   93,245.4         $   91,960.9
                                                          ------------         ------------

BOOK VALUE PER SHARE
Including other comprehensive income                      $      26.89         $      26.71
                                                          ============         ============
Excluding other comprehensive income                      $      25.86         $      25.14
                                                          ============         ============


Insurance o Financial Services o On Your Side              One Nationwide Plaza
                                                        Columbus, OH 43215-2220
                                                    www.nationwidefinancial.com